CONSENT OF DAVID J.T. MORGAN

The undersigned hereby consents to the references to, and the information derived from, the report titled “NI 43-101 Technical Report Feasibility Study on the Fekola Gold Project in Mali” dated effective June 30, 2015, and to the references, as applicable, to the undersigned's name included in or incorporated by reference in this registration statement on Form S-8 of B2Gold Corp.

/s/ David J.T. Morgan
David J.T. Morgan
June 13, 2017